Exhibit 5.1

Thomas A. Coll

(858) 550-6013

collta@cooley.com

June 19, 2009

Dot Hill Systems Corp.

2200 Faraday Avenue, Suite 100

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dot Hill Systems Corp. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate up to 16,520,535 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including 12,520,535 shares issuable pursuant to the Company’s 2009 Equity Incentive Plan and 4,000,000 shares issuable pursuant to the Company’s 2000 Amended and Restated Employee Stock Purchase Plan (collectively, “the Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, the Plans, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM